Exhibit (a)(5)(lvii)

For Immediate Release

Contact(s):	Deborah Lilienthal
Oracle Corp.
(650) 506-5158
deborah.lilienthal@oracle.com

ORACLE COMMENTS ON PEOPLESOFT FILING

REDWOOD SHORES, Calif., August 12, 2003 — (http://www.oracle.com/tellmemore/?2018838) Oracle Corporation (NASDAQ: ORCL) issued the following statement today:

“It would be inappropriate for us to comment without having seen the filing. We were aware they were going to file an amended complaint, so we are not surprised and it does not change our commitment to acquire PeopleSoft,” said Jim Finn, Oracle spokesman.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended July 24, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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